Exhibit 10.23
SAMARIUM TECHNOLOGY GROUP, LTD.

LETTER OF INTENT

Cryobanks International, Inc.

PERSONAL AND CONFIDENTIAL

Cryobanks International, Inc.
270 S. North Lake Blvd.
Altamonte Springs, Florida 32701

This letter shall confirm that, pursuant to the terms of that certain Letter of Intent dated January 31, 2007, and executed by Samarium on 13 February 2007, and delivered to Cryobanks on or about 28 February 2007 (the “Letter of Intent”), the parties thereto have agreed that Samarium shall have until 15 June 2007 to complete its due diligence. All other terms are to remain in full force and effect.

Sincerely,
AGREED TO AND ACCEPTED:

Cryobanks International, Inc.	Samarium Technology Group, Ltd.

By:/s/ Dwight Brunoehler	By: /s/ Volkmar Hable
Name:Dwight Brunoehler	Name: Volkmar Hable
Title: CEO	Title:
Date: 5-11-07	Date: 11-May-07